      EXHIBIT INDEX


Exhibit No.Description     Page
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(a)  Exhibits

     F-2     Opinion of Counselfiled herewith


(b)     Financial Statements

   1Balance Sheets of National Grid USA Filed herewith and National Grid USA and Subsidiaries
          Consolidated, and of Mass. Electric,
          Nantucket, Narragansett, and Service
          Company as of September 30, 2000


        2Statements of Income and Retained Filed herewith
          Earnings of National Grid USA and
          National Grid USA and Subsidiaries
          Consolidated, and of Mass. Electric,
          Nantucket, Narragansett, and Service
          Company for the twelve months ended
          September 30, 2000, on an actual basis

     3Estimated Sources and ApplicationsFiled herewith of Funds and Capitalization for
          Mass Electric, Nantucket, Narragansett,
          and Service Company